UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 31, 2010
ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
5.02(b)
     Zix Corporation (NASDAQ: ZIXI) reported that its chief financial officer, Susan K. Conner, left the company effective August 31, 2010. Ms. Conner has agreed to be available to the company in a consulting role in connection with the transition of her responsibilities. The company intends to evaluate candidates for the chief financial officer position.
502(c)
     The company’s Board of Directors appointed Michael W. English as the company’s principal accounting officer, effective September 1, 2010. Mr. English, age 54, has served as the company’s Controller since June 2007. Before joining the company, Mr. English held finance- and accounting-related positions at several companies. Mr. English served from 2003 to 2005 as Vice President Finance at Advance Fibre Communications (telecommunications) and from 1999 to 2004 as Vice President Finance at Marconi (telecommunications). He was previously division controller at the Access Division of RELTEC (telecommunications), at Rockwell Automation (industrial automation) and at Reliance Electric Company (industrial motors and drives). Mr. English holds a MS in Accountancy from DePaul University — Charles H. Kellstadt Graduate School of Business and a BA in English from John Carroll University. Mr. English is a certified public accountant.
     In connection with the appointment of Mike English as its principal accounting officer, the company is entering into a Employment Termination Benefits Agreement with Mr. English effective as of September 1, 2010. The Employment Termination Benefits Agreement provides that if Mr. English is terminated without “cause” or in certain circumstances in connection with a “change in control” of the company, his unvested stock awards will immediately vest and the company will pay him compensation equal to six months of his annualized base salary.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)
Date: September 2, 2010	By:	/s/ James F. Brashear
James F. Brashear
General Counsel and Corporate Secretary